INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in this Post-Effective Amendment No. 5 to the Registration Statement (1933 Act File No. 333-84809) on Form N-1A of DCM Series Trust of our report dated November 23, 2004 of DCM Growth Fund (the "Fund") included in the September 30, 2004 Annual Report to Shareholders of the Fund.

In addition, we consent to the references to our Firm under the headings "Financial Highlights" and “Independent Accountants” in the Fund’s Prospectus and under the caption "Service Providers - Independent Accountants" and "Financial Statements" in the Statement of Additional Information of the Fund included in this Registration Statement.

/s/ Russell, Brier & Co. LLP

RUSSELL, BRIER & CO. LLP

January 10, 2005

Boston, Massachusetts